Exhibit (a)(5)(xxiii)

McKESSON ANNOUNCES PRELIMINARY RESULTS OF EXCHANGE OFFER

IRVING, TEXAS — March 10, 2020 — McKesson Corporation (NYSE:MCK) today announced that its previously announced offer to stockholders to exchange their shares of McKesson common stock on a per-share-basis for 11.4086 shares of PF2 SpinCo, Inc. (“SpinCo”) common stock expired at 11:59 p.m., New York City time, on March 9, 2020 and, based on preliminary results, the exchange offer was oversubscribed. The exchange offer to split-off SpinCo, which holds McKesson’s interest in Change Healthcare LLC (“Change Healthcare”), is part of McKesson’s agreement with Change Healthcare Inc. (NASDAQ:CHNG) (“Change”) to merge SpinCo with and into Change (the “Merger”).

According to the exchange agent for the exchange offer, Equiniti Trust Company, 98,165,418 shares of McKesson common stock were tendered prior to the expiration of the exchange offer, including 65,256,714 shares of McKesson common stock validly tendered and 32,908,704 shares of McKesson common stock that were tendered by notice of guaranteed delivery. McKesson has accepted 15,426,537 of the tendered shares of McKesson common stock in exchange for 175,995,192 shares of SpinCo common stock.

Immediately following the consummation of the exchange offer, and by means of the merger of SpinCo with and into Change, each outstanding share of SpinCo common stock will be converted into one share of Change common stock (with cash in lieu of fractional shares).

Because the exchange offer was oversubscribed, McKesson accepted tendered shares of McKesson common stock on a pro rata basis in proportion to the total number of shares tendered and not validly withdrawn. Stockholders who owned fewer than 100 shares of McKesson common stock, or an “odd lot,” and who validly tendered all of their shares are not subject to proration in accordance with the terms of the exchange offer.

Based on the total number of shares of McKesson common stock that were reported as tendered prior to the expiration of the exchange offer, it is estimated that approximately 14.70% of the tendered shares of McKesson common stock that are subject to proration will be exchanged for shares of SpinCo common stock, assuming all shares tendered by guaranteed delivery procedures are delivered under the terms of the exchange offer. The preliminary proration factor is subject to change based on the number of tendered shares that satisfy the guaranteed delivery procedures.

McKesson expects to announce the final proration factor as soon as possible following the expiration of the guaranteed delivery period, which will occur on March 11, 2020. Promptly after the final proration factor is announced, shares of McKesson common stock tendered but not accepted for exchange will be returned to the tendering stockholders in book-entry form. Also at that time, the exchange agent for the exchange offer will deliver to Change’s transfer agent a final stockholder list for SpinCo common stock to be received by tendering McKesson stockholders whose shares were accepted for exchange in the exchange offer. Change’s transfer agent will use the final stockholder list to credit such tendering McKesson stockholders with whole shares of Change common stock. Fractional shares of Change common stock deliverable to tendering McKesson common stock holders will be aggregated and sold in the open market by Change’s transfer agent, or otherwise as reasonably directed by McKesson within 20 business days after the effective time of the Merger. Checks in lieu of fractional shares will thereafter be delivered to such tendering McKesson common stock stockholders by Change’s transfer agent, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable.

In connection with the transactions, Goldman Sachs & Co. LLC is acting as financial advisor and Davis Polk & Wardwell LLP is acting as legal advisor to McKesson.

Forward-Looking Statements

This press release contains certain statements about McKesson, SpinCo, Change Healthcare and Change that are “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These matters involve risks and uncertainties as discussed in the registration statement on Form S-4 and S-1 filed by SpinCo in connection with the Transactions (as defined below) with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-236236) and the registration statement on Form S-4 filed by Change in connection with the Transactions with the SEC (File No. 333-236234), as well as in McKesson’s and Change’s respective periodic reports on Form 10-K and Form 10-Q and current reports on Form 8-K, filed from time to time with the SEC. The forward-looking statements contained in this release may include statements about the expected effects on McKesson, SpinCo and Change of the separation of SpinCo from McKesson and the merger of SpinCo with and into Change (collectively, the “Transactions”); the anticipated benefits of the Transactions and McKesson’s, SpinCo’s, Change Healthcare’s and Change’s anticipated financial results; and also include all other statements in this press release that are not historical facts. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “positioned,” “strategy,” “future,” or words, phrases, or terms of similar substance or the negative thereof, are forward-looking statements. These statements are based on the current expectations of the management of McKesson, SpinCo and Change (as the case may be) and are subject to uncertainty and to changes in circumstances and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Such risks, uncertainties and assumptions include, but are not limited to: changes in the healthcare industry and regulatory environment; fluctuations in foreign currency exchange rates; material adverse resolution of pending legal proceedings, including those related to the distribution of controlled substances; cyberattack, natural disaster, or malfunction of sophisticated internal computer systems to perform as designed; the potential inadequacy of insurance to cover property loss or liability claims; the satisfaction of the conditions to the Transactions, and other risks related to the completion of the Transactions and actions related thereto; McKesson’s and Change’s ability to complete the Transactions on the anticipated terms and schedule; the anticipated tax treatment of the Transactions; the expansion and growth of Change’s operations; ongoing risks related to the price or trading volume of McKesson’s and Change’s common stock; failure to pay dividends to holders of McKesson’s or Change’s common stock; impairment charges for goodwill; and the risk that disruptions from the Transactions will harm McKesson’s, SpinCo’s, Change Healthcare’s or Change’s businesses. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and none of McKesson, SpinCo, Change Healthcare or Change undertakes any obligation to update publicly such statements to reflect subsequent events or circumstances.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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